Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On October 19, 2023, Talaris Therapeutics, Inc., the Combined Company’s (as defined below) predecessor company (“Talaris”), completed its previously announced merger transaction in accordance with the terms of the Agreement and Plan of Merger, dated as of June 22, 2023 (the “Merger Agreement”), by and among Talaris, Tourmaline Bio, Inc. (“Legacy Tourmaline”) and Terrain Merger Sub, Inc., a direct wholly owned subsidiary of Talaris (“Merger Sub”), pursuant to which Merger Sub merged with and into Legacy Tourmaline, with Legacy Tourmaline surviving as a direct wholly owned subsidiary of the Combined Company and the surviving corporation of the merger (the “Merger”). Additionally, as a result of the Merger, (i) Legacy Tourmaline changed its name from “Tourmaline Bio, Inc.” to “Tourmaline Sub, Inc.,” and (ii) Talaris changed its name from “Talaris Therapeutics, Inc.” to “Tourmaline Bio, Inc.” (the “Combined Company”).

Immediately prior to the effective time of the Merger, Talaris effected a 1-for-10 reverse stock split of its common stock (the “Reverse Stock Split”). The historical per share information of Talaris and the exchange ratio included within the unaudited pro forma condensed combined financial information reflect the impact of the Reverse Stock Split.

Subject to the terms and conditions of the Merger Agreement, at the closing of the Merger and related transactions (the “effective time”): (i) each then-outstanding share of Legacy Tourmaline common stock (including shares of Legacy Tourmaline common stock issued upon conversion of Legacy Tourmaline Series A convertible preferred stock and shares of Legacy Tourmaline common stock issued in the Pre-Merger Financing Transaction (as defined below)) was converted into the right to receive 0.07977 shares of Talaris common stock in accordance with the exchange ratio set forth in the Merger Agreement and (ii) each then-outstanding option to purchase Legacy Tourmaline common stock was converted into and became an option to purchase Talaris common stock, subject to adjustment as set forth in the Merger Agreement. Under the terms of the Merger Agreement, immediately prior to the effective time, the board of directors of Talaris took action to accelerate the vesting of certain equity awards of Talaris. Prior to the effective time, all Talaris equity awards were settled or cancelled.

The equity holders of Talaris immediately prior to the effective time owned approximately 21.1% of the aggregate number of outstanding shares of the Combined Company’s common stock immediately after the effective time, and the equity holders of Legacy Tourmaline immediately prior to the effective time owned approximately 78.9% of the aggregate number of outstanding shares of the Combined Company’s common stock immediately after the effective time on a fully-diluted basis using the treasury stock method.

On June 22, 2023, Legacy Tourmaline entered into a securities purchase agreement with certain investors, pursuant to which Legacy Tourmaline sold 51,297,919 shares of Legacy Tourmaline common stock for an aggregate purchase price of approximately $75.0 million immediately prior to the Closing (the “Pre-Merger Financing Transaction”). Shares of Legacy Tourmaline common stock issued pursuant to the Pre-Merger Financing Transaction were converted into shares of Combined Company common stock in accordance with the exchange ratio set forth in the Merger Agreement.

In addition, in connection with the closing of the Merger, Talaris declared a cash dividend to the pre-Merger Talaris stockholders of approximately $64.7 million in the aggregate (which, together with certain cash payments to Talaris equity award holders was approximately $67.5 million in the aggregate).

The following unaudited pro forma condensed combined financial information gives effect to the Merger, which has been accounted for as a reverse recapitalization under U.S. generally accepted accounting principles (“GAAP”), and gives effect to the Pre-Merger Financing Transaction. The transaction was accounted for as a reverse recapitalization of Talaris by Legacy Tourmaline because on the effective date of the Merger, the pre-combination assets of Talaris were primarily cash, marketable securities and other non-operating assets. Also, under GAAP, Legacy Tourmaline is considered the accounting acquirer for financial reporting purposes. This determination is based on the facts that, immediately following the Merger: (i) Legacy Tourmaline’s equity holders own a substantial majority of the voting rights in the Combined Company (ii) Legacy Tourmaline’s largest stockholder retained the largest interest in the combined company; (iii) Legacy Tourmaline designated a majority (five of seven) of the initial members of the board of directors of the Combined Company and (iv) Legacy Tourmaline’s executive management team became the management of the Combined Company.

As a result of Legacy Tourmaline being treated as the accounting acquirer, Legacy Tourmaline’s assets and liabilities were recorded at their pre-combination carrying amounts. Talaris’ assets and liabilities were measured and recognized at their fair values as of the effective date of the Merger, and combined with the assets, liabilities, and results of operations of Legacy Tourmaline after the consummation of the Merger. As a result, upon consummation of the Merger, the historical financial statements of Legacy Tourmaline became the historical consolidated financial statements of the Combined Company.

The unaudited pro forma condensed combined balance sheet combines the historical balance sheets of Talaris and Legacy Tourmaline as of September 30, 2023 and depicts the accounting of the Merger under GAAP (“pro forma balance sheet transaction accounting adjustments”). The unaudited pro forma condensed combined statements of operations for the nine-month period ended September 30, 2023 and for the year ended December 31, 2022 combines the historical results of Talaris and Legacy Tourmaline for those periods and depicts the pro forma balance sheet transaction accounting adjustments assuming that those adjustments were made as of January 1, 2022 (“pro forma statements of operations transaction accounting adjustments”). Collectively, the pro forma balance sheet transaction accounting adjustments and the pro forma statements of operations transaction accounting adjustments are “transaction accounting adjustments.”

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only, does not necessarily reflect what the actual consolidated results of operations would have been had the Merger occurred on the dates indicated and may not be useful in predicting the future consolidated results of operations or financial position. The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The actual results reported in periods following the Merger may differ significantly from those reflected in the unaudited pro forma condensed combined financial information presented herein for a number of reasons, including, but not limited to, differences in the assumptions used to prepare this unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with the separate historical financial statements of Talaris and Legacy Tourmaline, and their respective management’s discussion and analysis of financial condition and results of operations included in Talaris’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 14, 2023, the Combined Company’s Current Report on Form 8-K filed with the SEC on November 14, 2023 (including Exhibit 99.2 therein) and Exhibit 99.2 to the Current Report on Form 8-K of which this exhibit forms a part.

GAAP requires the evaluation of certain assumptions, estimates, or determination of financial statement classifications. During the preparation of the unaudited pro forma condensed combined financial information, management conducted a final review of the Combined Company’s accounting policies in order to determine if differences in accounting policies require adjustment or reclassification of Talaris’ results of operations or reclassification of assets or liabilities to conform to Legacy Tourmaline’s accounting policies and classifications. As a result of this review, management did not identify any material differences that impact these unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2023

(in thousands)

	Historical
	Talaris	Legacy Tourmaline	Transaction Accounting Adjustments	Notes	Pro Forma Combined Total
Assets
Current assets:
Cash and cash equivalents	$67,083	$78,043	$(5,634)	A, B, C, E, G	$139,492
Marketable securities	79,941	—	—		79,941
Prepaid expenses and other current assets	4,023	1,619	—		5,642

Total current assets	151,047	79,662	(5,634)		225,075
Property and equipment, net	—	94	—		94
Assets held for sale	14	—	—		14
Right-of-use assets	—	396	—		396
Restricted cash	—	227	—		227
Other assets	—	4,756	(4,756)	A	—

Total assets	$151,061	$85,135	$(10,390)		$225,806

Liabilities, convertible preferred stock, and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$136	$1,014	$(66)	A	$1,084
Accrued expenses and other current liabilities	7,335	3,238	(1,300)	A	9,273
Lease liability, current	634	220	—		854

Total current liabilities	8,105	4,472	(1,366)		11,211
Share repurchase liability	82	—	(82)	F	—
Other liabilities	—	65	—		65
Lease liability, net of current	—	233	—		233

Total liabilities	8,187	4,770	(1,448)		11,509

Series A convertible preferred stock	—	127,772	(127,772)	D	—
Stockholders’ equity (deficit):
Common stock	—	1	1	K	2
Additional paid-in capital	351,980	1,741	(80,522)	K	273,199
Accumulated deficit	(208,991)	(49,149)	199,236	K	(58,904)
Accumulated other comprehensive loss	(115)	—	115	K	—

Total stockholders’ equity (deficit)	142,874	(47,407)	118,830	K	214,297

Total liabilities, convertible preferred stock, and stockholders’ equity (deficit)	$151,061	$85,135	$(10,390)		$225,806

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE

NINE MONTHS ENDED SEPTEMBER 30, 2023

(in thousands, except share and per share data)

	Historical
	Talaris	Legacy Tourmaline	Transaction Accounting Adjustments	Notes	Pro Forma Combined Total
Operating expenses
Research and development	$17,770	$24,353	$—		$42,123
General and administrative	21,322	6,166	—		27,488
Restructuring costs	10,958	—	—		10,958

Total operating expenses	50,050	30,519	—		80,569
Gain on asset sales	538	—	—		538

Loss from operations	(49,512)	(30,519)	—		(80,031)
Interest and other income, net	5,262	1,297	—		6,559

Net loss	$(44,250)	$(29,222)	$—		$(73,472)

Net loss per common share, basic and diluted	$(10.48)	$(2.35)			$(3.73)

Weighted average number of shares of common stock outstanding, basic and diluted	4,221,205	12,456,670		J	19,706,120

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2022

(in thousands, except share and per share data)

	Historical
	Talaris	Legacy Tourmaline	Transaction Accounting Adjustments	Notes	Pro Forma Combined Total
Operating expenses
Research and development	$57,005	$17,526	$3,292	B, E	$77,823
General and administrative	19,472	2,175	5,545	B, E	27,192

Total operating expenses	76,477	19,701	8,837		105,015

Loss from operations	(76,477)	(19,701)	(8,837)		(105,015)
Interest and other income, net	2,583	—	—		2,583

Net loss	$(73,894)	$(19,701)	$(8,837)		$(102,432)

Net loss per common share, basic and diluted	$(17.91)	$(1.79)			$(5.25)

Weighted average number of shares of common stock outstanding, basic and diluted	4,124,839	10,996,529		J	19,493,278

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of the Transaction

On June 22, 2023, Legacy Tourmaline, Talaris, and Merger Sub entered into the Merger Agreement, pursuant to which Merger Sub, a wholly owned subsidiary of Talaris, merged with and into Legacy Tourmaline at the closing, with Legacy Tourmaline surviving as a wholly owned subsidiary of Talaris.

Immediately prior to the effective time, Talaris effected the Reverse Stock Split. The historical per share information of Talaris and the exchange ratio set forth in the Merger Agreement included within the unaudited pro forma condensed combined financial information reflect the impact of the Reverse Stock Split.

On October 19, 2023, Legacy Tourmaline, Talaris, and Merger Sub consummated the transactions contemplated by the Merger Agreement. Upon the completion of the Merger, Legacy Tourmaline changed its name from “Tourmaline Bio, Inc.” to “Tourmaline Sub, Inc.,” and Talaris changed its name from “Talaris Therapeutics, Inc.” to “Tourmaline Bio, Inc.”

Upon the effective time, all shares of Legacy Tourmaline common stock and Legacy Tourmaline Series A convertible preferred stock outstanding immediately prior to the effective time were converted into the right to receive 15,877,090 shares of Talaris common stock in the aggregate, based on the exchange ratio of 0.07977 Talaris shares per Legacy Tourmaline shares. Talaris assumed outstanding and unexercised stock options to purchase shares of Legacy Tourmaline common stock (the “Legacy Tourmaline options”), and in connection with the Merger the Legacy Tourmaline options were converted into stock options to purchase shares of the Combined Company’s common stock based on the exchange ratio set forth in the Merger Agreement.

As a result of the Merger, holders of Legacy Tourmaline capital stock and stock options to purchase Legacy Tourmaline common stock own, or hold rights to acquire, in the aggregate approximately 78.9% of the fully-diluted common stock of the Combined Company and Talaris stockholders and option holders own, or hold rights to acquire, in the aggregate approximately 21.1% of the fully-diluted common stock of the Combined Company following the effective time.

The aggregate value of the consideration paid by Legacy Tourmaline in the Merger was approximately $53.2 million. The fair value of consideration transferred is based on the number of shares of common stock Talaris stockholders owned upon consummation of the Merger, multiplied by the closing price of Talaris common stock on the effective date of October 19, 2023. The fair value of consideration transferred is not indicative of the combined entities enterprise value upon consummation of the Merger. As the Merger was accounted for as a reverse recapitalization, any difference between the consideration transferred in the Merger and the fair value of the net assets acquired was recorded as an adjustment to additional paid-in capital.

Concurrently with the execution and delivery of the Merger Agreement, certain parties entered into subscription agreements with Legacy Tourmaline and purchased, prior to the consummation of the Merger, 51,297,919 shares of Legacy Tourmaline common stock in the Pre-Merger Financing Transaction for an aggregate purchase price of approximately $75.0 million. In connection with the Pre-Merger Financing Transaction, Legacy Tourmaline amended its certificate of incorporation to increase the authorized number of shares of common stock. Shares of Legacy Tourmaline common stock issued pursuant to the Pre-Merger Financing Transaction were converted into shares of the Combined Company’s common stock in accordance with the exchange ratio set forth in the Merger Agreement at the effective time.

In addition, in connection with the closing of the Merger, Talaris declared a cash dividend to the pre-Merger Talaris stockholders of approximately $64.7 million in the aggregate (which, together with certain cash payments to Talaris equity award holders was approximately $67.5 million in the aggregate).

2. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared pursuant to the rules and regulations of Article 11 of SEC Regulation S-X. The unaudited pro forma condensed combined statements of operations for the nine month period ended September 30, 2023 and for the year ended December 31, 2022, give effect to the Merger as if it had been consummated on January 1, 2022.

The unaudited pro forma condensed combined balance sheet as of September 30, 2023 gives effect to the Merger and combines the historical balance sheets of Talaris and Legacy Tourmaline as of such date. Based on Legacy Tourmaline’s review of Legacy Tourmaline’s and Talaris’ summary of significant accounting policies and discussions between management teams of Legacy Tourmaline and Talaris, the nature and amount of any adjustments to the historical financial statements of Talaris to conform its accounting policies to those of Legacy Tourmaline were not material.

For accounting purposes, Legacy Tourmaline is considered to be the acquiring company and the Merger was accounted for as a reverse recapitalization of Talaris by Legacy Tourmaline.

For purposes of these pro forma financial statements, the purchase price consideration consists of the following (in thousands, except share and per share amounts):

Amount
Number of shares of common stock of the Combined Company to be owned by Talaris stockholders (i)	4,331,860

Multiplied by the fair value per share of Talaris common stock (ii)	$12.08

Total	$52,329

Fair value of accelerated Talaris equity awards based on pre-combination service (iii)	$918

Total purchase price	$53,247

(i)

Reflects the number of shares of common stock of the Combined Company that Talaris equity holders owned as of the closing of the Merger pursuant to the Merger Agreement. For purposes of this unaudited pro forma condensed combined financial information, this amount is calculated based on shares of Talaris common stock outstanding as of October 19, 2023 and excludes accelerated Talaris equity awards, which are included in item (iii) below.

(ii)	Reflects the price per share of Talaris common stock, which is the closing trading price of Talaris common stock on October 19, 2023.
(iii)	Reflects the acquisition-date fair value of the accelerated Talaris equity awards attributable to pre-combination service.

Under reverse recapitalization accounting, the assets and liabilities of Talaris were recorded, as of the completion of the Merger, at their fair value. Any difference between the consideration transferred and the fair value of the net assets of Talaris following determination of the actual purchase consideration for Talaris was reflected as an adjustment to additional paid-in capital. Consequently, under reverse recapitalization accounting, the subsequent financial statements of Legacy Tourmaline reflect the operations of the acquirer for accounting purposes together with a deemed issuance of shares, equivalent to the shares held by Talaris stockholders and a recapitalization of the equity of Legacy Tourmaline. The accompanying unaudited proforma condensed combined financial information is derived from the historical financial statements of Talaris and Legacy Tourmaline and include adjustments to give pro forma effect to reflect the accounting for the transaction in accordance with GAAP. The historical financial statements of Legacy Tourmaline shall become the historical financial statements of the Combined Company.

Legacy Tourmaline and Talaris may incur significant costs associated with integrating the operations of Legacy Tourmaline and Talaris after the Merger is completed. The unaudited pro forma condensed combined financial information does not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies expected to result from the Merger.

3. Shares of Talaris Common Stock Issued to Legacy Tourmaline Stockholders upon Closing of the Merger

Prior to the completion of the Merger, all outstanding shares of Legacy Tourmaline Series A convertible preferred stock were converted into shares of Legacy Tourmaline common stock, which was exchanged for shares of Talaris common stock based on the exchange ratio determined in accordance with the Merger Agreement. The exchange ratio for purposes of the unaudited pro forma condensed combined financial information was derived on a fully-diluted basis as of October 19, 2023 using a valuation for Legacy Tourmaline of approximately $305.0 million, inclusive of the Pre-Merger Financing Transaction, and a valuation for Talaris of approximately $81.7 million (including Talaris legacy proceeds of ($0.8) million). The number of shares of common stock that Talaris issued to Legacy Tourmaline stockholders (ignoring rounding of fractional shares) was determined as follows:

Amount
Shares of Legacy Tourmaline common stock outstanding as of September 30, 2023	19,589,325

Shares of Legacy Tourmaline common stock issued upon conversion of Legacy Tourmaline Series A convertible preferred stock	128,148,529

Shares of Legacy Tourmaline common stock issuable upon exercise of outstanding options to purchase common stock (1)	9,575,883

Shares of Legacy Tourmaline common stock issued upon consummation of the Pre-Merger Financing Transaction (See Note 4.C)	51,297,919

Total Legacy Tourmaline common equivalent shares	208,611,656

Exchange Ratio	0.07977

Shares of Talaris common stock issued to Legacy Tourmaline stockholders upon closing of the Merger	16,640,952

(1)	Calculated on a fully-diluted basis using the treasury stock method.

4. Adjustments to Unaudited Pro Forma Condensed Combined Financial Statements

The impact of transactions that will not recur in the statement of operations of the registrant beyond twelve months following the consummation of the Merger are shown as adjustments to the unaudited pro forma condensed combined financial statements. These adjustments include expenses, gains or losses, and the related tax effects incurred in connection with the Merger and the Pre-Merger Financing Transaction.

Adjustments included in the column under the heading “Transaction Accounting Adjustments” are primarily based on information contained within the Merger Agreement and the Pre-Merger Financing Transaction.

Given Legacy Tourmaline’s history of net losses and valuation allowance, management assumed a statutory tax rate of 0%. Therefore, the pro forma adjustments to the condensed combined statements of operations resulted in no additional income tax adjustment to the unaudited pro forma condensed combined financial information.

The transaction accounting adjustments included in the unaudited pro forma condensed combined financial information are as follows:

A.

To reflect transaction costs that were incurred by Legacy Tourmaline of $10.6 million in connection with the Merger, including the Pre-Merger Financing Transaction (See Note 4.C for further details), such as legal fees, accounting expenses and consulting fees. As all Legacy Tourmaline transaction costs have been paid by the date hereof, of which $3.4 million of these costs have been paid as of September 30, 2023 and $1.4 million of these costs have been accrued in the historical balance sheet as of September 30, 2023, the adjustment was recorded as a decrease to cash and cash equivalents of $7.2 million, a decrease to other assets of $4.8 million, a decrease to accounts payable of $0.1 million, a decrease in accrued liabilities of $1.3 million, and a reduction to additional paid-in capital of $10.6 million in the unaudited pro forma condensed combined balance sheet. As the Merger was accounted for as a reverse recapitalization equivalent to the issuance of equity for the net assets, primarily cash and marketable securities, of Talaris, these direct and incremental costs are treated as a reduction of the net proceeds received within additional paid-in capital. The transaction costs incurred in connection with the Pre-Merger Financing Transaction are recorded as a reduction of the net proceeds received within additional paid-in capital.

B.

To reflect compensation expense of $5.9 million related to severance and retention bonuses resulting from pre-existing employment agreements or from approval by Talaris’ board of directors that was paid in cash in connection with the Merger that were not incurred as of September 30, 2023. As all severance and retention bonuses have been paid by the date hereof, the adjustment was recorded as a decrease in cash and cash equivalents of $5.9 million and an increase to accumulated deficit of $5.9 million in the unaudited pro forma condensed combined balance sheet. In the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, $1.9 million and $4.0 million are reflected as research and development and general and administrative expense, respectively.

C.

To reflect the Pre-Merger Financing Transaction, in which 51,297,919 shares of Legacy Tourmaline common stock were issued at approximately $1.46 per share for total cash proceeds of approximately $75.0 million, as an increase in cash and cash equivalents, common stock, and additional paid-in capital for in the unaudited pro forma condensed combined balance sheet. See Note 4.A for transaction costs incurred in connection with the Merger, which includes transaction costs related to the Pre-Merger Financing Transaction.

D.

To reflect (1) the conversion of 128,148,529 shares of Legacy Tourmaline Series A convertible preferred stock into 128,148,529 shares of Legacy Tourmaline common stock immediately prior to the Merger and (2) the exchange of outstanding Legacy Tourmaline common stock, which includes the aforementioned conversion of Legacy Tourmaline Series A convertible preferred stock and the shares of Legacy Tourmaline common stock issued upon consummation of the Pre-Merger Financing Transaction (See Note 4.C), into shares of Talaris common stock based on the exchange ratio set forth in the Merger Agreement. The number of shares of common stock that Talaris issued to Legacy Tourmaline stockholders was determined as follows:

Amount
Shares of Legacy Tourmaline common stock outstanding as of September 30, 2023	19,589,325

Shares of Legacy Tourmaline common stock issued upon conversion of Legacy Tourmaline Series A convertible preferred stock	128,148,529

Shares of Legacy Tourmaline common stock issued upon consummation of the Pre-Merger Financing Transaction (See Note 4.C)	51,297,919

Total Legacy Tourmaline shares of common stock outstanding at the effective time	199,035,773

Exchange Ratio	0.07977

Shares of Talaris common stock issued to Legacy Tourmaline stockholders upon closing of the Merger	15,877,090

E.

To reflect $0.9 million related to pre-combination stock-based compensation expense and $1.9 million related to post-combination stock-based compensation expense as an increase in additional paid-in capital and accumulated deficit in the unaudited pro forma condensed combined balance sheet related to the modification of Talaris equity awards to accelerate vesting. In addition, to reflect $1.0 million of post-combination stock-based compensation expense related to the payment of cash in excess of fair value to settle Talaris equity awards as a decrease in cash and cash equivalents and accumulated deficit in the unaudited pro forma condensed combined balance sheet. In the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, $1.4 million and $1.5 million is reflected as research and development and general and administrative expense, respectively.

F.

To reflect the reclassification of the share repurchase liability to additional paid-in capital as a result of the accelerated vesting of Talaris equity awards. In the unaudited pro forma condensed combined balance sheet, $0.1 million is reflected as a decrease to share repurchase liability and an increase in additional paid-in capital.

G.

To reflect the payment of the $66.5 million dividend (including certain cash payments to Talaris equity award holders) to Talaris stockholders as a decrease in cash and cash equivalents and additional paid-in capital in the unaudited pro forma condensed combined balance sheet. This adjustment excludes the $1.0 million of cash payments to Talaris equity award holders reflected in Note 4.E.

H.	To reflect the elimination of Talaris historical equity.

I.	To reflect the effect of the reverse recapitalization of Talaris for a total of $142.9 million, which is the net assets of Talaris as of September 30, 2023.

J.

The pro forma combined basic and diluted earnings per share have been adjusted to reflect the pro forma net income for the nine months ended September 30, 2023 and the year ended December 31, 2022. In addition, the number of shares used in calculating the pro forma combined basic and diluted net loss per share has been adjusted to reflect the total number of shares of common stock of the Combined Company for the respective periods. For the nine months ended September 30, 2023 and the year ended December 31, 2022 , the pro forma weighted average shares have been calculated as follows:

	September 30, 2023	December 31, 2022
Historical weighted-average number of Legacy Tourmaline shares of common stock outstanding–basic and diluted	12,456,670	10,996,529

Impact of the Pre-Merger Financing Transaction assuming consummation as of January 1, 2022	51,297,919	51,297,919

Impact of Legacy Tourmaline Series A convertible preferred stock assuming conversion as of January 1, 2022	128,148,529	128,148,529

Total	191,903,118	190,442,977

Application of exchange ratio to historical weighted-average number of Legacy Tourmaline shares of common stock outstanding	0.07977	0.07977

Adjusted Legacy Tourmaline weighted-average number of shares of common stock outstanding–basic and diluted	15,308,112	15,191,636

Historical weighted-average number of Talaris common shares outstanding–basic and diluted	4,221,205	4,124,839
Impact of Talaris shares of common stock related to stock awards assuming accelerated vesting as of January 1, 2022	176,803	176,803

Pro forma combined weighted average number of shares of common stock outstanding–basic and diluted	19,706,120	19,493,278

K.	The total impact to equity for the above adjustments as reflected in the table below:

		Common Stock
		Talaris		Legacy Tourmaline		Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive loss	Stockholders’ equity (deficit)
(in thousands, except share data)	Notes	Shares	Amount	Shares	Amount
Conversion of outstanding Legacy Tourmaline Series A convertible preferred stock into common stock	D	—	$—	128,148,529	$13	$127,759	$—	$—	$127,772
Pre-Merger Financing Transaction	C	—	—	51,297,919	5	74,995	—	—	75,000
Pre-combination stock-based compensation for accelerated Talaris equity awards	E	—	—	—	—	918	(918)	—	—
Elimination of Talaris’ historical equity carrying value	H	(4,282,848)	—	—	—	(351,980)	208,991	115	(142,874)
Exchange of outstanding Legacy Tourmaline common stock into Talaris common stock based on the Exchange Ratio	D	15,877,090	2	(199,035,773)	(19)	17	—	—	—
Reverse recapitalization of Talaris	I	4,459,651	—	—	—	142,874	—	—	142,874
Transaction costs associated with the Merger and Pre-Merger Financing Transaction	A	—	—	—	—	(10,644)	—	—	(10,644)
Reclass of share repurchase liability	F	—	—	—	—	82	—	—	82
Pre-closing dividend (including certain cash payments to Talaris equity award holders)	G	—	—	—	—	(66,495)	—	—	(66,495)
Retention and severance payments to Talaris employees	B	—	—	—	—	—	(5,880)	—	(5,880)
Recognition of post-combination stock compensation for accelerated Talaris equity awards	E	—	—	—	—	1,952	(2,957)	—	(1,005)

Total adjustment		16,053,893	$2	(19,589,325)	$(1)	$(80,522)	$199,236	$115	$118,830